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EXHIBIT 99.2

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE SIX MONTHS ENDED JUNE 30	
	2008	2007
Assets	$347,104	$327,465
Net loans	$246,825	$240,059
Securities	$68,744	$66,863
Deposits	$248,177	$250,365
Shareholders' equity	$36,577	$35,119
Net income	$1,880	$1,771
Earnings per share	$0.77	$0.72
Book value per outstanding share	$15.10	$14.26

KEY RATIOS

	AT OR FOR THE SIX MONTHS ENDED JUNE 30	
	2008	2007
Return on average assets	1.11%	1.10%
Return on average equity	10.14%	10.11%
Net interest margin (tax equivalent)	4.14%	4.35%
Loans to deposits	100.55%	96.85%
Allowance for loan loss to total loans	1.09%	1.00%
Shareholders' equity to total assets	10.54%	10.72%
Efficiency ratio	63.95%	64.57%

DIRECTORS

Robert K. Baker

Ronald E. Holtman

J. Thomas Lang

Daniel J. Miller

Jeffery A. Robb, Sr.

Eddie L. Steiner

John R. Waltman
Chairman

EXECUTIVE OFFICERS

Eddie L. Steiner
President and Chief Executive Officer

Rick L. Ginther
President,
The Commercial & Savings Bank

Paul D. Greig
Chief Operations/Information Officer

Paula J. Meiler
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

QUARTER ENDING	TRADE PRICE HIGH	TRADE PRICE LOW	CLOSING PRICE	CASH DIVIDEND DECLARED
9/30/06	20.75	18.70	19.00	0.16
12/31/06	20.25	18.00	19.00	0.16
3/31/07	19.05	17.50	17.57	0.18
6/30/07	18.25	17.42	17.75	0.18
9/30/07	19.00	15.95	17.00	0.18
12/31/07	17.75	15.40	17.75	0.18
3/31/08	17.90	15.75	16.14	0.18
6/30/08	18.00	15.75	15.75	0.18

COMMON STOCK PERFORMANCE


HIGH
LOW
CLOSING PRICE
DOLLARS PER SHARE
22
21
20
19
18
17
16
15
SEP-06
DEC-06
MAR-07
JUN-07
SEP-07
DEC-07
MAR-08
JUN-08
QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol – CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

"Remember to call CSB for all your financial needs, whether to borrow, save or invest."

JUNE 30, 2008

QUARTERLY REPORT

CSB BANCORP, INC.

DEAR FELLOW SHAREHOLDER

We are pleased to report that mid-year results for CSB Bancorp, Inc. reflect stability and continued solid performance despite the struggling economy and turbulence in much of the banking and financial services sector.

CSB's net earnings totaled $878 thousand in the second quarter, or $0.36 per share. For the six months ended June 30, net income of $1.88 million is ahead of the prior year by $109 thousand, or $0.05 per share.

Just as important, the Company has maintained high asset quality within its loan and securities portfolios. Net loan charge-offs were very low during the first half of 2008 (an annual rate of 0.02%), and nonperforming asset levels remain well below historical norms. While we are pleased with these results, we remain vigilant for any signs of deterioration in asset quality or performance.

CSB's strong capital position provides a solid foundation to weather the difficult economic environment and to consider further opportunities for creating shareholder value.

We continue working toward the acquisition of Indian Village Bancorp and its wholly owned subsidiary Indian Village Community Bank, which we announced on May 14, 2008. Subject to regulatory and Indian Village shareholder approvals and absent unforeseen material adversity, we anticipate an October closing date for merging Indian Village into CSB, with integration of systems and banking operations completed during the fourth quarter.

On a broader scale, we expect the overall economy to be hobbled for some time by sluggish housing and employment activity, high foreclosure rates, deteriorated credit conditions, tightened lending standards, lack of liquidity in financial markets and skittish investor sentiment. While we do not profess to know when the "bottom" will occur, it appears this economic down cycle may not be short-lived and the eventual recovery may be rather slow and difficult.

In the meantime, we are fortunate that CSB's existing and target markets have not been as severely impacted by the downturn as many areas and our focus remains on providing high quality financial services while generating profit and increasing value for our fellow shareholders.

On behalf of the board of directors, we enclose the second quarter 2008 dividend of $0.18 per share and thank you for being a shareholder of CSB Bancorp, Inc.

Sincerely,

EDDIE L. STEINER
President and CEO
CSB Bancorp, Inc.

JOHN R. WALTMAN
Chairman
CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	JUNE 30 2008	JUNE 30 2007
ASSETS:		
Cash and due from banks	$11,531	$10,390
Federal funds sold	11,000	0
Securities	68,744	66,863
Net loans	246,825	240,059
Premises & equipment, net	7,077	7,527
Other assets	1,927	2,626
TOTAL ASSETS	**$347,104**	**$327,465**
LIABILITIES:		
Deposits	$248,177	$250,365
Securities sold under agreements to repurchase	25,111	22,057
Short-term borrowings	2,000	11,200
Other borrowings	33,768	7,203
Other liabilities	1,471	1,521
TOTAL LIABILITIES	**$310,527**	**$292,346**
SHAREHOLDERS' EQUITY:		
Common stock	$16,674	$16,674
Additional paid-in capital	6,460	6,439
Retained earnings	18,994	17,132
Treasury stock	(5,014)	(4,349)
Accumulated other comprehensive loss	(537)	(777)
TOTAL SHAREHOLDERS' EQUITY	**$36,577**	**$35,119**
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	**$347,104**	**$327,465**

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	THREE MONTHS ENDED JUNE 30 2008	THREE MONTHS ENDED JUNE 30 2007	SIX MONTHS ENDED JUNE 30 2008	SIX MONTHS ENDED JUNE 30 2007
INTEREST INCOME:				
Interest and fees on loans	$4,017	$4,485	$8,430	$8,800
Interest on securities	828	801	1,677	1,619
Other interest income	48	2	70	15
TOTAL INTEREST INCOME	4,893	5,288	10,177	10,434
INTEREST EXPENSE:				
Interest on deposits	1,166	1,601	2,594	3,154
Other interest expense	441	412	917	750
TOTAL INTEREST EXPENSE	1,607	2,013	3,511	3,904
Net interest income	3,286	3,275	6,666	6,530
Provision for loan losses	48	124	155	202
Net interest income after provision for loan losses	3,238	3,151	6,511	6,328
Noninterest income	680	902	1,636	1,548
Noninterest expense	2,617	2,647	5,346	5,266
Net income before federal income taxes	1,301	1,406	2,801	2,610
Federal income tax provision	423	450	921	839
NET INCOME	**$878**	**$956**	**$1,880**	**$1,771**
EARNINGS PER SHARE	**$0.36**	**$0.39**	**$0.77**	**$0.72**